FOREST LABORATORIES, INC. REPORTS
FISCAL YEAR FOURTH QUARTER 2011 EARNINGS PER SHARE OF $1.12

Company Provides Fiscal Year 2012 EPS Guidance in the Range of $3.60-$3.70 Per Share
Fiscal Year 2013 EPS Guidance of Not Less Than $1.20 Per Share

NEW YORK, April 19, 2011 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that reported earnings per share equaled $1.12 in the fourth quarter of fiscal 2011.  Reported earnings per share in the fourth quarter of fiscal 2010 were $0.07 after a one-time charge of $229.0 million or $0.76 per share net of tax, related to our agreement with AstraZeneca to acquire full, royalty and milestone-free rights to NXL104 and royalty-free commercialization rights to ceftazidime/104 in the U.S. and Canada and royalty-free worldwide rights to NXL104 combined with ceftaroline.

Net sales for the quarter increased 9.7% to $1,091.9 million, from $995.6 million in the year-ago period.  Sales of Lexapro® (escitalopram oxalate), a selective serotonin reuptake inhibitor (SSRI) for the initial and maintenance treatment of major depressive disorder in adults and adolescents and generalized anxiety disorder in adults were $594.8 million compared with $556.3 million in the year-ago period. Namenda® (memantine HCl), an NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $329.0 million during the quarter, an increase of 10.5% from last year’s fourth quarter.  Sales of Bystolic® (nebivolol), a beta-blocker for the treatment of hypertension, were $73.1 million, an increase of 37.7% in the year-ago period.  Bystolic was launched in January 2008, and sales in last year’s fiscal fourth quarter were $53.1 million.  Sales of Savella® (milnacipran HCl), a selective serotonin norepinephrine dual reuptake inhibitor (SNRI) for the management of fibromyalgia, recorded sales of $23.7 million.  Savella was launched in April 2009, and sales in last year’s fiscal fourth quarter were $17.4 million.  The Company’s newest marketed product, Teflaro® (ceftaroline fosamil), a broad-spectrum bactericidal cephalosporin for the treatment of community-acquired bacterial pneumonia (CABP) and acute bacterial skin and skin structure infection (ABSSSI), recorded sales of $2.7 million.  Teflaro was launched in March 2011 and sales represent initial wholesaler stocking.

Contract revenue decreased 31.6% to $36.9 million, principally due to a decrease of 30.3% in Benicar® (olmesartan medoxomil) co-promotion income to $34.0 million, compared to last year’s fourth quarter.  Per the agreement with Daiichi Sankyo, Forest’s active co-promotion of Benicar ended in the first quarter of fiscal 2009 and the Company now receives a gradually reducing residual royalty until the end of March 2014.

Cost of sales as a percentage of sales was 21.8% compared with 24.0% in last year’s fourth quarter, which was further impacted by year-end inventory adjustments.  Selling, general and administrative expense for the current quarter was $351.7 million as compared to $320.6 million in the year-ago quarter.  The current level of spending reflects the resources and activities required to support our currently marketed products, particularly our newest products, Bystolic, Savella and Teflaro.  Research and development spending for the current quarter was $140.9 million compared with $409.7 million in last year’s fourth quarter.  Research and development spending in the prior year quarter included a charge of $229.0 million in connection with the acquisition of additional rights to NXL104 and U.S. and Canadian rights to ceftazidime/104 from Novexel, in the transaction with AstraZeneca.  Excluding such payment, R&D spending for the current fiscal quarter decreased 22.1%.  The current quarter did not include product development milestone payments compared to $3.0 million of milestones in the prior year’s quarter.

Income tax expense for the quarter was $85.6 million, reflecting a quarterly effective tax rate of 21.0% which includes the reinstatement of the R&D tax credit.  Reported net income for the quarter ended March 31, 2011 was $322.5 million or $1.12 per share compared to $22.6 million or $0.07 per share reported for last year’s fourth quarter.

Diluted shares outstanding at March 31, 2011 were 288,663,000, a reduction of approximately 15.7 million shares compared to the year-ago period due mainly to the Company’s accelerated share repurchase program.

Twelve-month Results

Revenues for the twelve months ended March 31, 2011 increased 5.4% to $4.4 billion from $4.2 billion in the prior year.

Net income for the twelve months ended March 31, 2011 increased 53.4% to $1,046.8 million from $682.4 million reported in the prior year.  Reported earnings per share increased 59.6% to $3.59 in the current year’s twelve months as compared to earnings per share of $2.25 in last year’s twelve months.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: “Fiscal 2011 was a busy and successful year for our Company.  The year was highlighted by solid financial performance; three important product approvals including the approval and launch of Teflaro; the successful completion of additional Phase III clinical trials for aclidinium and linaclotide confirming the efficacy and safety reported in previous studies for both products; the completion of four new business development agreements that will provide additional future growth opportunities; and the announcement of our acquisition of Clinical Data, Inc. that brings an exciting ready-to-launch product - Viibryd™, and an interesting development pipeline to our Company. In addition, our Board of Directors authorized a 50 million share repurchase program in May that was followed by the completion of a $500 million accelerated share repurchase in June.

During the year we and our partner Merz Pharmaceuticals were pleased to announce FDA approval for Namenda XR for the treatment of moderate to severe dementia of the Alzheimer’s type.  We were also pleased to announce FDA approval of Teflaro for the treatment of CABP and ABSSI.  Teflaro was made available to patients in January and was officially launched a few weeks ago.  Last month we were pleased to announce FDA approval of Daliresp™ for the treatment of COPD.  We expect Daliresp to be available to patients later this quarter when we will begin detailing with just the product label, and plan to officially launch it in August.

We and our partner Almirall were pleased to report positive topline results from the Phase III clinical trial for aclidinium for the treatment of COPD and expect to file the New Drug Application (NDA) with the FDA in mid-2011.  Along with our partner Ironwood Pharmaceuticals, we were pleased to report positive topline results from the Phase III clinical trial of linaclotide for the treatment of chronic constipation.  We plan to file the linaclotide NDA with the FDA for the treatment of irritable bowel syndrome with constipation and for the treatment of chronic constipation during the third quarter of this calendar year.

We entered into a licensing agreement with TransTech Pharma for the development and commercialization of glucokinase activators, a novel class of glucose-lowering agents in early Phase II development for the treatment of diabetes.  We completed two business development transactions with Gruenenthal, the first for a licensing agreement for the development and commercialization of a novel analgesic with a unique mode of action for the treatment of moderate to severe chronic pain that is currently in Phase I development and the second transaction for the acquisition of Gruenenthal’s cystic fibrosis franchise in Europe.  The cystic fibrosis transaction will expand our already existing cystic fibrosis franchise in the UK and Ireland and will enable us to become a major distributor of colistin, the antibiotic used to treat cystic fibrosis, in Europe.  Lastly, we entered into a collaboration and distribution agreement with Janssen Pharmaceutica, NV for the commercialization of Bystolic and Savella in Canada where we will also have the opportunity to co-promote these products.  In addition, Janssen will assume responsibility for the Canadian regulatory approval and commercialization of Bystolic and Savella in Canada.  Over the next few years, we plan to establish a wholly-owned Canadian affiliate that will exercise the co-promotion rights for Bystolic and Savella and that will also take responsibility for the future regulatory filings and commercialization of our pipeline products in Canada.

In February we were pleased to announce along with Clinical Data, Inc. that we entered into a definitive merger agreement to acquire Clinical Data and last week we announced the completion of the merger.  This transaction will allow us to leverage our existing presence in the antidepressant category through the launch of Viibryd for the treatment of adults with major depressive disorder.  Viibryd was developed by Clinical Data and approved by the FDA on January 21, 2011. We expect Viibryd to be available to patients later this quarter when we will begin detailing with just the product label, and plan to officially launch it in August.

We believe the licensing or purchase of product opportunities is the best way to create shareholder value for our Company.  This is not an easy task to successfully accomplish but I am extremely pleased with the significant progress that we have made towards our goal to replace currently marketed products whose patents will expire over the next few years.  In just a little over three years we have achieved five NDA approvals from five different divisions of the FDA.  In addition we have completed two product launches and will be launching three new products during calendar year 2011.  We also plan to file two NDAs with the FDA during calendar 2011 and potentially file two additional NDAs with the FDA during calendar 2012 and we have continued to advance the earlier-stage products in our development pipeline.  We believe these accomplishments will help to deliver the sales and earnings necessary to both replace and exceed the revenues lost due to the expiry of Lexapro and Namenda.  Over the past few years our dialog with the investment community has been about building our R&D pipeline and going forward as the Company continues to achieve successes with our pipeline and launch these new products you will hear more about the execution of our commercialization strategies.  As I have said before, we believe there is going to be a very healthy life after the loss of Lexapro for our Company.  All of this new product and late stage pipeline activity didn’t just happen overnight; it is truly the culmination of a strategy that was put into motion well over six years ago.  Through strong and consistent execution by the highly talented Forest team, we now see the fruits of many years of labor coming to the fore.”

Fiscal 2012 Guidance

Regarding fiscal year ending March 31, 2012, the Company expects that diluted earnings per share will be in a range of $3.60 to $3.70 including the estimated impact of health care reform, increased investments for marketing to support the new product launches of Daliresp and Viibryd and research and development to support the continued progress of our late stage product development pipeline.  This guidance also reflects planned research and development milestone payments related to existing pipeline products but not including any licensing or milestone payments which may be made for additional product development transactions or acquisitions that may occur during the fiscal year.

Key assumptions supporting the fiscal year 2012 forecast include the following:

*Lexapro sales projection of just over $2.0 billion, an approximate 10% decline from the $2.3 billion recorded in fiscal 2011.  The Company projects an increase in overall prescription volume for the underlying SSRI/SNRI antidepressant market as a whole of approximately 2.5% and a decrease in Lexapro’s total prescription market share of approximately 2.3 share points.  Also included in the projection is a price increase which was realized in October 2010.  The Lexapro patent will expire on March 14, 2012.

*Namenda sales growth of approximately 10% over the $1.3 billion reported in fiscal 2011.

*Bystolic sales growth of approximately 35% over the $264.3 million reported in fiscal 2011.

*Savella sales growth of approximately 31% over the $90.0 million reported in fiscal 2011.

*Teflaro sales of approximately $40 million as compared with $2.7 million reported in fiscal 2011.

*Daliresp sales of approximately $60 million.

*Viibryd sales of approximately $45 million.

*Benicar earnings decline of approximately 23.0% from $154.0 million reported in fiscal 2011.

*Total net revenue (includes product sales as well as the earnings contribution from Benicar, interest income and other income) of approximately $4.5 billion, representing growth of approximately 3% from the $4.4 billion reported in fiscal 2011 and net sales growth of 4.5%.

*Selling, general and administrative expense of approximately $1.5 billion.  This expense includes funding continued competitive levels of support behind currently promoted products including Bystolic, Savella, and Teflaro.  In addition, the estimate includes spending for the upcoming launches of Daliresp and Viibryd.  Daliresp is a phosphodiesterase 4 (PDE4) inhibitor indicated as a treatment to reduce the risk of chronic obstructive pulmonary disease (COPD) exacerbations in patients with severe COPD associated with chronic bronchitis and a history of exacerbations.  Viibryd is a selective serotonin reuptake inhibitor and a 5HT1A receptor partial agonist indicated for the treatment of major depressive disorder (MDD).

*Research and development spending of approximately $740 million in support of the late-stage product pipeline.  This projection includes planned milestone payments of approximately $35 million and represents, in total, an increase of around 3.5% from last year’s spend levels excluding initial licensing payments.

*An effective tax rate for fiscal 2012 of approximately 23.0% and reflects shifts in the mix of earnings among jurisdictions and the expiration of the R&D tax credit in December 2011.

*Diluted shares outstanding will average approximately 274,000,000 for the fiscal year ending March 31, 2012 which includes the impact of additional share repurchases.

Fiscal 2013 Guidance

Regarding the fiscal year ending March 31, 2013, the Company expects that diluted earnings per share will not be below $1.20 per share.  The estimate contemplates the impact of the loss of exclusivity for Lexapro, being partially offset by the Company’s six growth products; Namenda, Bystolic, Savella, Teflaro, Daliresp and Viibryd, as well as the FDA approvals and launch of aclidinium and linaclotide during the fiscal year.  SG&A and R&D expenses are both expected to grow in the 5% to 6% range, assuming the planned mix of promoted products and the current mix of development programs.

Use of Non-GAAP Financial Information

Non-GAAP earnings per share information adjusted to exclude certain costs, expenses and other specified items as summarized in the table below.  This information is intended to enhance an investor’s overall understanding of the Company’s past financial performance and prospects for the future.  This information is not intended to be considered in isolation or as a substitute for earnings per share prepared in accordance with GAAP.

FOREST LABORATORIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

	THREE MONTHS		TWELVE MONTHS
	ENDED		ENDED
	MARCH 31		MARCH 31
	2011	2010	2011	2010
Reported earnings per share:	$1.12	$0.07	$3.59	$2.25
Specified items, per share, net of tax:
DOJ investigations			0.39
Licensing payments to TransTech Pharma for glucose-lowering agents			0.17
Licensing payment to Nycomed for Daliresp				0.33
Licensing payment to Gruenenthal for oral small molecule analgesics			0.23
Licensing payment received from AstraZeneca for ceftaroline				(0.13)
Settlement payment to Caraco related to Lexapro				0.04
Restructuring costs				0.03
Licensing payment to Almirall for LAS100977				0.25
Licensing payment to AstraZeneca for NXL-104 and ceftazidime 104		0.76		0.76
Rounding			0.03	(0.02)

Adjusted Non-GAAP earnings per share:	$1.12	$0.83	$4.41	$3.51

Forest will host a conference call at 10:00 AM EST today to discuss the results.  The conference call will be webcast live beginning at 10:00 AM EST on the Company’s website at www.frx.com and also on the website www.streetevents.com.  Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call.  A replay of the conference call will be available until May 18, 2011 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (International), Conference ID: 52900068

About Forest Laboratories and Its Products

Forest Laboratories’ (NYSE: FRX) longstanding global partnerships and track record developing and marketing pharmaceutical products in the United States have yielded its well-established central nervous system and cardiovascular franchises and innovations in anti-infective and respiratory medicine. The Company’s pipeline, the most robust in its history, includes product candidates in all stages of development across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Source:  Forest Laboratories, Inc.

CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
Frank.Murdolo@frx.com

FOREST LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	THREE MONTHS		TWELVE MONTHS
	ENDED MARCH 31		ENDED MARCH 31
	(In thousands, except per share amounts)
	2011	2010	2011	2010
Revenues:
Net sales	$1,091,858	$995,566	$4,213,126	$3,903,524
Contract revenue	36,914	53,972	165,356	208,474
Interest income	6,964	6,559	29,568	35,472
Other income	2,526		11,650	45,392
Net revenues	1,138,262	1,056,097	4,419,700	4,192,862

Costs and expenses:
Cost of goods sold	237,609	238,793	963,981	924,346
Selling, general and administrative	351,694	320,576	1,402,111	1,264,269
Research and development	140,879	409,747	715,872	1,053,561
	730,182	969,116	3,081,964	3,242,176

Income before income tax expense	408,080	86,981	1,337,736	950,686
Income tax expense	85,605	64,390	290,966	268,303
Net income	$322,475	$22,591	$1,046,770	$682,383

Net income per share:
Basic	$1.12	$0.07	$3.60	$2.25
Diluted	$1.12	$0.07	$3.59	$2.25

Weighted average number of shares outstanding:
Basic	288,371	304,262	291,058	303,386
Diluted	288,663	304,362	291,175	303,781